American Funds Strategic Bond Fund
December 31, 2016
Because the electronic format for filing Form N-SAR does not provide adequate space for responding to
Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2,
complete answers are as follows:
Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period
Share Class	Total Income Dividends (000's omitted)
Class A	$734
Class B*	$-
Class C	$7
Class F-1	$12
Class F-2	$170
Total	$923
Class 529-A	$11
Class 529-B*	$-
Class 529-C	$1
Class 529-E	$1
Class 529-F-1	$6
Class R-1*	$-
Class R-2	$1
Class R-2E*	$-
Class R-3*	$-
Class R-4	$5
Class R-5*	$-
Class R-5E*	$-
Class R-6	$98
Total	$123
Item 73 A1 and 73A2
Distributions per share for which record date passed during the period
Share Class	Dividends from Net Investment Income
Class A	$0.0500
Class B	$0.0233
Class C	$0.0148
Class F-1	$0.0505
Class F-2	$0.0664
Class 529-A	$0.0457
Class 529-B	$0.0309
Class 529-C	$0.0153
Class 529-E	$0.0348
Class 529-F-1	$0.0632
Class R-1	$0.0619
Class R-2	$0.0359
Class R-2E	$0.0626
Class R-3	$0.0464
Class R-4	$0.0571
Class R-5E	$0.0628
Class R-5	$0.0620
Class R-6	$0.0687
Item 74U1 and 74U2
Number of shares outstanding
Share Class	Shares Outstanding (000's omitted)
Class A	19,661
Class B	5
Class C	1,068
Class F-1	327
Class F-2	4,142
Total	25,203
Class 529-A	375
Class 529-B	2
Class 529-C	154
Class 529-E	21
Class 529-F-1	200
Class R-1	13
Class R-2	48
Class R-2E	3
Class R-3	9
Class R-4	77
Class R-5	3
Class R-5E	3
Class R-6	2,323
Total	3,231
Item 74V1 and 74V2
Net asset value per share (to nearest cent)
Share Class	Net Asset Value Per Share
Class A	$10.05
Class B	$10.04
Class C	$10.02
Class F-1	$10.04
Class F-2	$10.04
Class 529-A	$10.04
Class 529-B	$10.05
Class 529-C	$10.02
Class 529-E	$10.04
Class 529-F-1	$10.04
Class R-1	$10.05
Class R-2	$10.03
Class R-2E	$10.05
Class R-3	$10.05
Class R-4	$10.04
Class R-5E	$10.05
Class R-5	$10.05
Class R-6	$10.05

*Amount less than one thousand